Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of May 31, 2018, among Mattel, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined in the Base Indenture (as defined below)) and MUFG Union Bank, N.A., as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Base Indenture.

W I T N E S S E T H

WHEREAS, the Issuer, the Guarantors and the Trustee are party to an indenture dated as of December 20, 2017 (the “Base Indenture”) relating to the Issuer’s 6.750% Senior Notes due 2025 (the “Existing Notes”);

WHEREAS, Sections 2.1, 2.2 and 3.3 of the Base Indenture provide that the Issuer may, from time to time and in accordance therewith, create and issue Additional Notes under the Base Indenture;

WHEREAS, the Issuer wishes to issue an additional $500,000,000 aggregate principal amount of its 6.750% Senior Notes due 2025 as Additional Notes (the “New Notes”);

WHEREAS, Section 9.1(xiii) of the Base Indenture provides that, without the consent of the Holders of any Notes, the Base Indenture may be amended or supplemented by the Issuer, the Guarantors and the Trustee to provide for the issuance of Additional Notes in accordance with the Base Indenture;

WHEREAS, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Supplemental Indenture mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.            Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on May 31, 2018 is $500,000,000.

2.            Terms of New Notes. The New Notes are to be issued as Additional Notes under the Base Indenture and shall:

a.

be issued as part of the existing series of Existing Notes under the Base Indenture, and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase;

b.	be issued on May 31, 2018 and will accrue interest from December 20, 2017;

c.

be issuable in whole in the form of one or more Global Notes to be issued in the name of Cede & Co. and held by the Trustee as Custodian for the Depositary and in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Base Indenture; and

d.

bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 577081 BB7 and ISIN of US577081BB70, and, in the case of New Notes sold under Regulation S of the Securities Act, initially bear the CUSIP number of U57619 AC9 and ISIN of USU57619AC93, and after 40 days, will bear the CUSIP number of U57619 AB1 and ISIN of USU57619AB11.

3.            No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Additional Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Additional Notes, by accepting an Additional Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Additional Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4.            Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.            Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

7.            Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MATTEL, INC.

By:	/s/ Mandana Sadigh
Name: Mandana Sadigh
Title: Senior Vice President & Treasurer

AMERICAN GIRL, LLC

AMERICAN GIRL BRANDS, LLC

AMERICAN GIRL PUBLISHING, INC.

AMERICAN GIRL RETAIL, INC.

FISHER-PRICE, INC.

MATTEL DIRECT IMPORT, INC.

MATTEL FINANCE, INC.

MATTEL INVESTMENT, INC.

MATTEL OVERSEAS, INC.

MATTEL REALTY CORPORATION

MATTEL SALES CORP.,

as Guarantors

By:	/s/ Mandana Sadigh
Name: Mandana Sadigh
Title: Senior Vice President & Treasurer

Signature Page to First Supplemental Indenture

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President

Signature Page to First Supplemental Indenture